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                                                                     Exhibit 5.1


                                October 13, 1999




T-NETIX, Inc.
67 Inverness Way, Suite 100
Englewood, Colorado 80112


Ladies and Gentlemen:

         You have requested our opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") which is expected to be filed by T-NETIX, Inc. (the "Company") on or about October 13, 1999, with respect to the offer and sale of 4,395,473 shares of common stock, $0.01 par value, issued by the Company in connection with the acquisition of Gateway Technologies, Inc. (the "Acquired Company") pursuant to that certain Agreement and Plan of Merger dated February 10, 1999, among the Company, the Acquired Company and the former shareholders of the Acquired Company, as described in the Registration Statement.

         We have reviewed such corporate documents and have made such investigation of Colorado law as we have deemed necessary under the circumstances. Based on that review and investigation, it is our opinion that when the shares referred to above have been duly authorized and issued, and are fully paid and nonassessable.

         We consent to the use by the Company, in the Registration Statement, of our name and the statement with respect to our firm under the heading of "Legal Matters" in the Registration Statement.

                                      Sincerely yours,

                                      ROTHGERBER JOHNSON & LYONS LLP


                                      /s/ Rothgerber Johnson & Lyons LLP